Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of October 23, 2006 (the “Effective Date”), is entered into by and between Vical, Inc., a Delaware corporation having offices at 863A Mitten Road, Burlingame, California 94010 (“Valentis”) and Vical Incorporated, a Delaware corporation having offices at 10309 Pacific Center Court (“Vical”).  All references to Valentis and Vical in this Agreement shall include their Affiliates (as defined below).

BACKGROUND

A.            Valentis is the owner or exclusive licensee of certain Patent Rights and Know-How (as such terms are defined below), and Vical wishes to acquire a license under the Patent Rights and Know-How; and

B.            Valentis is willing to grant Vical such a license, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1           “Affiliate” means any company, corporation, division or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto.  For the purpose of this Agreement, with respect to any company, corporation, division or other entity, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject company, corporation or other entity to elect directors.

1.2           “Confidential Information” means (a) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving party, or (b) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.3           “Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols owned by Valentis as of the Effective Date and Vical after the Effective Date which may be necessary for the practice of the Valentis Patent Rights solely as contemplated hereunder.  Know-How shall not include the Valentis Patent Rights.  All Know-How shall be Confidential Information of Valentis.

1.4           “Vical Products” means any product or material resulting from Vical’s use of the Licensed Technology.

1.5           “Licensed Technology” means the Patent Rights and the Know-How.

1.6           “Patent Rights” means the patent applications and patents expressly listed in Exhibit A (“Patents”).

1.7           “Third Party” means any person or entity other than Vical or Valentis.

ARTICLE 2.

LICENSE

2.1           Grant to Vical.  Subject to the terms and conditions of this Agreement, Valentis hereby grants to Vical for the sum of one hundred eighty five thousand dollars ($185,000.00) payable in good US funds upon the Effective Date, a non-exclusive, worldwide, royalty-free, fully paid up license under the Licensed Technology, without the right to grant sublicenses except to either (i) a contract manufacturing organization (CMO) for the direct manufacture of Vical Products or (ii) in connection with a written bona-fide research, development and collaboration agreement with a Third Party, to:

(a)           make, have made, use (by a contract manufacturing organization solely for the direct manufacturing of Vical Products), export and import Vical Products;

2.2           No Implied Rights.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be granted or created by implication, estoppel or otherwise.  For the avoidance of doubt, by example only and without expanding or narrowing the license grants of Sections 2.1, the grants of rights made pursuant to Sections 2.1 do not include, and expressly exclude, any right or license (a) to engage in any activities on behalf of or in collaboration with any Third Party (other than, in the case of Vical, as applicable), or (b) to release or waive any claim of infringement under any patent or patent application owned or controlled by Valentis or its Affiliates, including, without limitation, the Patent Rights.

2.3           Ownership; Enforcement; No Challenge.

(a)           Valentis owns the Licensed Technology, including all embodiments of the Patent Rights or the Know-How, and may freely use and commercialize such Licensed Technology itself or with Third Parties.  Valentis retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Licensed Technology.  Vical shall give Valentis notice of any infringement by a Third Party of any patent or patent application owned or controlled by Valentis or misappropriation of the Know-How which comes to Vical’s knowledge during the term of this Agreement.  Vical will cooperate on a commercially reasonable basis with Valentis with respect to any actions Valentis may choose to take pursuant to this Section 2.4, and Valentis will reimburse Vical for its reasonable costs in this regard.

(b)           Except as required under applicable law, Vical shall not participate, directly or indirectly, in any opposition or challenge to the validity or enforceability of any Patent in any forum and Vical shall not assist any Third Party in any such participation.  Any breach by Vical of this Section 2.5(b) shall constitute a material breach of this Agreement and any licenses or rights granted hereunder may, at Valentis’ option, be terminable.

2.4           Reports, Records and Audits.

(a)           Vical shall maintain records fully and properly reflecting those activities to be reported to Valentis pursuant to Section 2.6(a) (the “Records”) in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years after the date of delivery of the report containing such information.  Upon the written request of Valentis and not more than once in each calendar year, Vical shall permit an independent third party, selected by Valentis and reasonably acceptable to Vical, at Valentis’ expense, to have access during normal business hours to such of the Records of Vical as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder.  Vical shall certify any statements by Vical personnel as to their accuracy and correctness.

ARTICLE 3.

IMPROVEMENTS

Valentis shall be free to research, develop and patent any improvements to the Licensed Technology and, except as expressly set forth herein, no rights shall be or are to be construed as granted under this Agreement to Vical to any patents or patent applications arising from such activities.

ARTICLE 4.

REPORTS AND RECORDS

4.1           Reports.  Vical shall make a written report to Valentis within thirty (30) days after each anniversary of the Effective Date describing Vical’ activities under the rights granted to Vical pursuant to Section 2.1.  Each such report shall also contain a written certification that Vical is in material compliance with all relevant terms and conditions of this Agreement.  Valentis shall treat all such reports as Confidential Information of Vical.

ARTICLE 5.

CONFIDENTIALITY

5.1           Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information furnished to such receiving party by a disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)           was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

(d)           was subsequently disclosed to the receiving party by a person or entity with no obligation to the disclosing party with respect to such information.

5.2           Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary for the purposes contemplated by this Agreement, and in such case pursuant to a confidentiality agreement no less restrictive than the terms set forth in this Article 6, or in complying with applicable law or government regulations; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to such a confidentiality agreement, it will give reasonable advance notice to such other party of such disclosure.

5.3           Confidential Terms.  Except as expressly provided herein, each party agrees that the terms of this Agreement and the transaction and relationship with Valentis constitute Confidential Information and are not to be disclosed to any Third Party without the consent of the other party; provided that disclosures may be made as required by securities or other applicable laws, or to a party’s accountants, attorneys and other professional advisors provided, however, that the party required to make any such disclosure will give reasonable advance notice to such other party of such disclosure.

5.4           Existence of Agreement.  The parties hereby agree that the consummation of this Agreement, but not any of the terms hereof, except as otherwise permitted pursuant to Section 5.3, shall be deemed to be in the public domain and may be announced or otherwise referred to by a party as deemed appropriate.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties.

(a)           Valentis represents and warrants that:  (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the Licensed Technology; (ii) it has the legal right, authority and power to enter into this Agreement, and to grant the licenses granted herein; (iii) this Agreement shall constitute a valid and binding obligation of

Valentis enforceable in accordance with its terms; and (iv) the performance of its obligations under this Agreement by Valentis shall not result in a breach of any agreement, contract or other arrangement to which it is a party.

(b)           Vical represents and warrants that: (i) it has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of Vical enforceable in accordance with its terms; and (iii) the performance of its obligations under this Agreement by Vical shall not result in a breach of any agreement, contract or other arrangement to which it is a party.

6.2           Disclaimer.  Nothing in this Agreement is or shall be construed as:

(a)           A warranty or representation by Valentis as to the validity or scope of any claim or patent within the Patent Rights;

(b)           A warranty or representation by Valentis that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)           An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the Patent Rights; or

(d)           Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Valentis or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

6.3           No Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 6.1, NEITHER PARTY GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 7.

PATENT PROVISIONS AND INDEMNITY

Valentis shall use commercially reasonable efforts to give notice to Vical of Valentis’ intent to cease prosecution and/or maintenance of Patent Rights and, in such case, may offer once to Vical to permit Vical, and Vical shall promptly accept in writing in Vical’s sole discretion, to continue prosecution or maintenance at its own expense.  If Vical elects to continue prosecution or maintenance or file based on Company’s election not to file, Vical shall do so at its sole expense.  Upon Vical’s election to continue prosecution or maintenance of the Patent Rights, Valentis shall cooperate execute such documents and perform such acts at Valentis’ expense as may be reasonably necessary for Vical to perform such prosecution or maintenance or filing.

Vical agrees to indemnify, defend and hold Valentis and its directors, officers, shareholders, employees, contractors and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, whether by a Third Party, Vical, a “Liability”) arising out of (i) the possession, manufacture, use, sale or other disposition of Vical Products, whether based on breach of warranty, negligence, product liability or otherwise; (ii) the use by Vical of the Licensed Technology; (iii) any breach of a warranty, representation or covenant granted to Valentis hereunder; or (iv) the exercise of any right granted to Vical, pursuant to this Agreement.

ARTICLE 8.

TERM AND TERMINATION

8.1           Term.  The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last of the Patents, unless earlier terminated in accordance with this Article 8.

8.2           Termination for Cause.

(a)           Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the non-breaching party.  Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.

8.3           Effect of Termination.

(a)           Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the nonbreaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b)           Return of Confidential Information.  Upon any termination of this Agreement, Vical and Valentis shall promptly return to the other party all Confidential Information, including without limitation, any know-how received from the other party (except Valentis may retain copies of any reports or records furnished pursuant to Articles 2 and 4).

(c)           Licenses.  Except as expressly provided in this Article 8, all licenses granted hereunder shall terminate upon the termination of this Agreement.

8.4           Survival.  Sections 2.6, 5, 6.3, 8.3 and 8.4, Articles 1, 5, 7, and 9 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1           Governing Laws.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

9.2           Assignment.  Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent, which shall not be unreasonably withheld, of the other party, other than (a) to one or more Affiliates, or (b) to a successor in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement.  Any attempted transfer or assignment in violation of this Section 9.2 shall be void; provided, (a) this Agreement shall terminate immediately in the event of a change of control or assignment by Vical to an entity or person who is the subject matter of a letter sufficient to provide actual notice of infringement under the applicable statues, any litigation (or re-examination, interference, opposition or equivalent proceeding) relating to the subject matter of this Agreement, and/or engaged in active licensing discussions with Valentis with respect to the Licensed Technology, and (b) that in the event of a permitted acquisition of all or substantially all of the a party’s assets relating to the subject matter of this Agreement, the original party’s (or its successor’s) obligations hereunder shall continue.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.3           Waiver.  No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.4           Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

9.5           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

VALENTIS:

Valentis, Inc.

863A Mitten Road

Burlingame, California 94010

Attn:       Benjamin F. McGraw, III, Pharm. D.

President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Liner Yankelevitz Sunshine & Regenstreif LLP

199 Fremont St, 20th Floor

San Francisco, Ca 94105

Attn: Gregory Alan Rutchik, Esq.

VICAL INCORPORATED

10390 Pacific Center Court

San Diego, CA  92121-4340

Attn:  Steven C. Petersen, Esq.

Executive Director, Intellectual Property

9.6           Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute Valentis or Vical as partners or joint venturers with respect to this Agreement.  Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any Third Party.

9.7           Compliance with Laws.  In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.  Vical shall, with respect to the Patent Rights, abide by all applicable patent marking statutes and, as advised by its own counsel, mark any Vical Products accordingly.

9.8           Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI.  During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property.  If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party’s written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party’s request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding.  If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 9.8 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request.  If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section

365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

9.9           Use of Names.  Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 5, without the prior written consent of such other party.

9.10         Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

9.11         Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.  THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN.

9.12         Arbitration.

(a)           Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization (“AAA”) in accordance with its Commercial Arbitration Rules.  Such dispute shall then be settled by arbitration in San Mateo County, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of one neutral arbitrator, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

(b)           The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement.  Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 9.12 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of California.

(c)           The arbitrator shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing.  The decision shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 9.13(a).

(d)           Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the Patent Rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 9.12 shall be instituted.

(e)           All expenses of any arbitration pursuant to this Section 9.12, including fees and expenses of the parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

9.13         Venue; Jurisdiction.

(a)           Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, county of San Mateo.  Each party hereby irrevocably submits to the jurisdiction of the state courts of the State of California and the country of San Mateo and to the jurisdiction of any United States District Court in the State of California, county of San Mateo, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns.

(b)           Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party by registered mail at the address to which notices are to be given pursuant to Section 9.5.  Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law.  Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

(c)           Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement or the Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

9.14         Entire Agreement; Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

9.15         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Valentis and Vical have executed this Agreement in duplicate originals by duly authorized officers.

VALENTIS , INC.		VICAL INCORPORATED

By:	/s/ Benjamin F. McGraw, III	By:	/s/ Jill M. Church
	Name: Benjamin F. McGraw, III		Name: Jill M. Church
	Title: President and Chief Executive Officer		Title: Vice President and Chief Financial Officer

SCHEDULE 1.9

PATENT RIGHTS

Family	Title	Number	Filed/Priority Date
1	Methods for Purifying Nucleic Acids (Tangential Flow Ultrafiltration/Diafiltration [UF/DF] for plasmid purification)	US6,011,148 WO98/05673 EP0923592B1 AU717136B2 CA2261150C JP3492702B2	filed 1996-08-01
2	Methods for Purifying Nucleic Acids (Purification protocol including static mixing for lysis, TMAE anion exchange chromatography and UF/DF for plasmid purification)	WO00/05358 US09/121,798 (US Pub. No. 2002/0198372A1) EP1098966A1 AU48638/99A1 CA2338397AA JP2002-521029,A (unexamined publication no.)	PCT filed 1999-07-07, claiming priority to 1998-07-23
3	Process and Equipment for Plasmid Purification (TMAE anion exchange and/or hydrophobic interaction chromatography (HIC) for plasmid purification)	US7,026,468 US 11/327,987 (US Pub. No. 2006/0106208A1)	filed 1997-07-03, claiming priority to 1996-07-19 provisional.
4	Apparatus and Method for Preparative Scale Purification of Nucleic Acids (flotation of alkaline precipitate for large scale plasmid purification)	WO04/024283 US10/527,618 (US Pub. No. 2006-0166331A1) EP1554398A2 CA2498518AA AU3267175AA JP2005-538717,A (unexamined publication no.)	filed 2003-09-12 as PCT app., claiming priority to 2002-09-13 (US Provisional)